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Exhibit 10.39

SEPARATION AGREEMENT AND GENERAL RELEASE

        In consideration of the commitments set forth below, Restoration Hardware, Inc., a Delaware corporation ("Restoration" or the "Company"), and Thomas M. Bazzone ("Executive") (collectively "the parties") hereby agree as follows:

RECITALS

        WHEREAS, Executive is currently employed by the Company as its Executive Vice President, Chief Operating Officer and Assistant Secretary and is also a Director of the Company; and

        WHEREAS, Executive and the Company wish to terminate their employment relationship and officer and director relationship on mutually agreeable terms, as well as to terminate their relationship whether on an employment or at an officer or director level at any related or affiliated entities, pursuant to the terms and conditions of this Separation Agreement and General Release (the "Agreement");

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties agree as follows:

AGREEMENT

        1.    Separation From Employment; Termination of Employment.    The parties hereby agree that, effective December 19, 2003 ("Separation Date"), Executive's employment and other relationships with the Company and any related or affiliated entities shall terminate in accordance with Schedule A hereto; provided, however, the provisions of the Proprietary Information and Inventions Agreement between Executive and the Company (the "Proprietary Information Agreement") shall survive the termination of Executive's employment. Except as provided by this Agreement, all benefits and perquisites of employment will cease as of the Separation Date.

        2.    Restoration's Obligations.    In consideration for the promises made by Executive in this Agreement, Restoration shall provide the following severance benefits to Executive, in lieu of any rights or benefits Executive otherwise may have enjoyed as part of his employment relationship:

          2.1    Severance Pay.    Restoration shall continue to pay Executive's current salary (not including any car allowance but inclusive of Executive's prior bonus (which amount was an aggregate $50,000)), less applicable withholdings, on the Company's regular paydays as a severance benefit, the aggregate gross amount of which shall not exceed $365,000, for the shorter of (hereinafter, the "Severance Period") (i) one (1) year from the Separation Date or (ii) the period from the Separation Date until the date Executive is self employed or employed by or obtains a consulting arrangement with another person or entity. Executive is obligated, as a material term hereof, to search in good faith for another executive position consistent with his obligations under Sections 3.3 and 3.4 below and Executive's continuation of salary will be subject to early termination if Executive is not seeking employment in good faith or if Executive repeatedly fails to accept offers of employment that have comparable salary and benefits to those that have been paid to Executive by the Company. Within ten (10) days of the date Executive accepts employment or a consulting arrangement with another person or entity, whether as an independent contractor or employee, Executive shall advise Restoration of the terms of such employment arrangement (but not the identity of the employer). Executive acknowledges and agrees that his failure to abide by the foregoing terms shall give Restoration the right, at its sole and exclusive option, to stop payments hereunder and collect back from Executive any payments he received after failing to meet the foregoing obligations.

          2.2    Payment of COBRA Premiums.    If Executive makes a timely election to continue medical coverage under Restoration's group health plan in accordance with COBRA, Restoration also shall pay Executive's COBRA premiums for the Severance Period. If Executive wishes to continue his COBRA coverage after the Severance Period, he may continue this coverage at his own expense by paying the applicable premiums. If Executive declines COBRA coverage through Restoration in favor of continued medical coverage through his wife's employer's group health plan and Executive's wife subsequently elects to continue during the Severance Period that coverage under COBRA, Restoration shall pay any such COBRA premiums during such Severance Period, not to exceed an aggregate of $12,000.

        3.    Executive's Obligations.

          3.1    Return of Property.    Executive represents and warrants that he will return to the Company all property of the Company that was in his possession, including, without limitation, all tangible proprietary information, documents, books, records, reports, contracts, lists, computer disks (or other computer- generated files or data), or copies thereof, created on any medium, prepared or obtained by Executive in the course of or incident to his employment with the Company. Executive agrees that he will return all such property to the Company no later than the Separation Date.

          3.2    Confidential Information.    Executive acknowledges his continuing obligation to protect the confidentiality of the Company's confidential and proprietary information under the Proprietary Information Agreement, which agreement shall remain in full force and effect according to its terms notwithstanding any provision hereof.

          3.3    Non-Competition.    To preserve and protect the assets of Restoration, including the goodwill and customers of Restoration and/or its affiliates, and to preserve and protect the goodwill and business interests of Restoration in the future, and in consideration of the severance and benefits provided to Executive under this Agreement, Executive agrees that, for a period of one (1) year from the Separation Date (the "Restricted Period"), Executive will not directly or indirectly engage in, or have any ownership interest in, or participate in the financing operation, management or control of, any person, firm, corporation or business that engages in the Restricted Business of Restoration. "Restricted Business of Restoration" means any business engaged in by (i) a retail company, including without limitation, a subsidiary or business unit of such company, where an aggregate of 25% or more of its revenue (including revenue of any subsidiary or business unit) is derived from the home furnishings business, including without limitation, lighting, floor covering, furniture, hardware and tools, or hard goods business or (ii) a manufacturer, supplier or other vendor that has a material vendor relationship with the Company. In connection with Executive's potential employment or a consulting arrangement with another person or entity, whether as an independent contractor or employee, upon the specific written request of Executive, the Company agrees to provide Executive in writing its position as to whether or not such person or entity engages in the Restricted Business of Restoration.

          3.4    Non-Solicitation.    In consideration of the severance and benefits provided to Executive under this Agreement, Executive agrees that, during the Restricted Period, Executive shall not, without the prior written consent of Restoration, directly or indirectly, including, without limitation, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant, independent contractor or agent of any person, partnership, corporation or other business organization or entity (i) solicit or endeavor to entice away from Restoration any person or entity who is or, during the then most recent 8-month period, was employed by, or had served as an agent or key consultant of, Restoration, (ii) solicit or endeavor to entice away from Restoration any person or entity who is or was, within the then most recent 8-month period, a customer of Restoration, or (iii) attempt to solicit any business that is related to the business of Restoration or any business that is competitive with Restoration. Furthermore, during the Restricted Period, Executive shall not, for himself or for any other entity, hire or employ any person who is or, during the then most recent 8-month period, was employed by, or had served as an agent or key consultant of, Restoration.

        4.    No Claims Filed.    Executive represents that he does not have pending against the Company or any employee, agent, official, or director of the Company any claim, charge, or action in or within any federal, state, or local court or administrative agency. Executive agrees, to the extent necessary to effectuate the provisions of this Agreement, within eight (8) days after the execution of this Agreement, to cause to be dismissed, withdrawn or discontinued all complaints or proceedings instituted by Executive against the Company with any state or federal administrative agency or judicial body, with copies of relevant documents delivered to the Company within the same time period.

        5.    Executive's Release of Claims.    Executive completely releases and forever discharges Restoration, its affiliated, directly or indirectly related, and subsidiary companies (specifically including but not limited to The Michaels Furniture Company, Inc., a California corporation), and its and their present and former directors, officers, agents and employees (specifically including but not limited to Gary G. Friedman, the Chief Executive Officer of Restoration), and all of their respective heirs, estates, representatives, successors and assigns (collectively, the "Released Parties"), from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, arising from any act or omission or condition occurring on or prior to the signing of this Agreement, whether based on tort or contract (express or implied), or any federal, state, or local law, statute, or regulation, or any other theory of recovery, including all claims for compensation or bonuses, and whether for compensatory, punitive, or any other form of damages, which he may now have, has ever had, or may in the future have, including but not limited to all claims arising from Executive's employment with the Company or his separation from the Company. This release includes, but is not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the WARN Act, the California Fair Employment and Housing Act, the California Labor Code (including its section 201, et seq., and section 1100, et seq.), the California Business and Professions Code (including its section 17200, et seq.), or any other claims for violation of any federal, state, or municipal statutes, and any and all claims for attorneys' fees and costs.

        6.    Company's Release of Claims.    In consideration for Executive's release pursuant to Section 5 of this Agreement, the Company agrees to waive and release and promises never to assert any claims or causes of action, whether or not now known, against Executive or any of his heirs, executors, administrators, assigns and successors (collectively, "Executive's Released Parties"), with respect to any matter arising out of the scope of Executive's employment or the termination of that employment.

        7.    Section 1542 Waiver.    It is understood and agreed that this a full and final release covering all known, unknown, anticipated, and unanticipated injuries, debts, claims, or damages which may have arisen or may be connected with the employment of Executive by the Company, or his separation from employment with the Company. Each of the Company and Executive hereby waives any and all rights or claims which it or he may now or in the future have against the Released Parties or Executive Released Parties, as applicable, under the terms of Section 1542 of the California Civil Code, which provides as follows:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        8.    Taxes.    The Company makes no representations or warranties to Executive regarding the tax consequences of the payments described above. The Company will issue a W-2 and/or Form 1099 as it deems appropriate. While the Company intends to withhold applicable taxes in connection with its payments to Executive under this Agreement, Executive agrees that he is exclusively responsible for the payment of any federal, state or other taxes that may be assessed on these payments and further agrees to indemnify, defend and hold harmless the Company against any taxes resulting from or arising out of a dispute over the purported failure of the Company to withhold sufficient wage-related taxes associated with the payments.

        9.    Confidentiality.    Executive understands and agrees that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed to any entity or person, for any reason, at any time, without the prior written consent of the Company, unless required by law. Notwithstanding the foregoing, Executive may disclose the terms of this Agreement to legal, financial, and tax advisors, provided that Executive advises those to whom he makes any such disclosures that the information is confidential and require that they agree to maintain the confidentiality of such information.

        10.    Indemnification.    Notwithstanding the terms of Section 5 of this Agreement, all rights of indemnification previously provided by the Company to Executive pursuant to the Company's Second Amended and Restated Certificate of Incorporation, as amended, Amended and Restated Bylaws, and/or other charter documents of the Company, and/or pursuant to that certain Indemnification Agreement between Executive and the Company (the "Indemnification Agreement"), shall continue in full force and effect in accordance with their terms following the date of this Agreement.

        11.    Nondisparagement.    Executive agrees that he will not make or publish any statements that would disparage the Company, its affiliated, related, and subsidiary entities, or its present or former shareholders, officers, directors, agents, and employees. The Company's directors and officers agree not to disparage Executive in any manner likely to be harmful to Executive's reputation. Notwithstanding the terms of this Section 11, the parties acknowledge and agree that the Company shall not violate the terms hereof if, in accordance with applicable law or the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, the Company makes a copy of this Agreement publicly available, whether by filing a copy of this Agreement with the Securities and Exchange Commission or otherwise.

        12.    Nonadmission.    The parties understand and agree that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by the Company or by Executive.

        13.    Integration.    The parties agree that the terms of this Agreement, including Schedule A hereto, represent the entire understanding between the parties regarding their subject matter, supersede and replace any and all prior agreements and understandings between them (including without limitation the Executive's offer of employment from the Company dated June 26, 2001) (except as otherwise provided herein in connection with the Proprietary Information Agreement and the Indemnification Agreement), and only can be modified in a writing executed by the party or parties to be bound thereby and may not be contradicted by evidence of any prior or contemporaneous agreement, except that, notwithstanding the terms of this Section 13, this Agreement shall not supersede, replace, modify or amend Executive's stock option agreements with the Company.

        14.    Severability.    If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

        15.    Arbitration.    All claims that the parties have against each other, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement ("Arbitrable Claims")

shall be resolved by arbitration. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended. Either party may bring an action in court to compel arbitration under this Agreement or to enforce an arbitration award. Additionally, either party shall have the right to seek provisional remedies or interim relief from a court of competent jurisdiction for any claim or controversy arising out of related to violations of the confidentiality provisions of this Agreement. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

        16.    Governing Law.    This Agreement shall be governed by and construed in accordance with the law of the State of California.

        17.    Counterparts; Facsimiles.    This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding Agreement on the part of each of the undersigned. This Agreement may be executed by facsimile signature with the same force and effect as if all original signatures were set forth in a single document.

        18.    Acknowledgements.    The parties acknowledge and agree that: (a) they have been advised to and have had the opportunity to consult counsel in regard to this Agreement; (b) they have read and understand the Agreement and they are fully aware of its legal effect; and (c) they are entering into this Agreement freely and voluntarily, and based on each party's own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

        IN WITNESS WHEREOF, the parties hereto has caused this Agreement to be duly executed.

COMPANY:		EXECUTIVE:
Restoration Hardware, Inc.		Thomas M. Bazzone
By:	/s/ GARY FRIEDMAN	By:	/s/ THOMAS M. BAZZONE
Name:	Gary Friedman		Thomas M. Bazzone
Title:	CEO
DATED: 12/2/2003		DATED: 12/2/03

Schedule A

        Effective as of the Separation Date, the Company hereby terminates Executive "Not for Cause," as such term is defined and set forth in Executive's stock option agreements with the Company. In connection with such termination, Executive hereby voluntarily resigns effective immediately from all director and other positions with the Company and any related or affiliated entities and any employment with the Company shall cease as of the Separation Date.

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  Exhibit 10.39
SEPARATION AGREEMENT AND GENERAL RELEASE
RECITALS
AGREEMENT
Schedule A